FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-27606

                           WHG Bancshares Corporation
                           ---------------------------
             (Exact name of registrant as specified in its charter)

                                 1505 York Road
                           Lutherville, Maryland 21093
                                 (410) 583-8700
                          ----------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.10 per share
                ------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       n/a
                                      -----
       Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [ x ]           Rule 12h-3(b)(1)(ii)       [   ]
Rule 12g-4(a)(1)(ii)       [   ]           Rule 12h-3(b)(2)(i)        [   ]
Rule 12g-4(a)(2)(i)        [   ]           Rule 12h-3(b)(2)(ii)       [   ]
Rule 12g-4(a)(2)(ii)       [   ]           Rule 15d-6                 [   ]
Rule 12h-3(b)(1)(i)        [   ]

Approximate number of holders of record as of the certification
or notice date:                                                          0
                                                                   -------------

Pursuant to the requirements of the Securities Exchange Act of 1934, WHG Bancshares Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 25, 2002       By:  /s/ Gary C. Loraditch
                              --------------------------------------------------
                              Gary C. Loraditch, President and Chief Executive Officer of BCSB Bankcorp, Inc. (parent company of successor by merger to WHG Banchsares Corporation)